Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Trustmark Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-124772, 333-124178, 333-110066, 333-74448, 333-39786, 333-35889 and 333-07141) on Form S-8 and (No. 333-163403) on Form S-3 of Trustmark Corporation of our reports dated February 25, 2010, with respect to the consolidated balance sheets of Trustmark Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Trustmark Corporation.

Our report refers to the Corporation’s 2008 change in accounting for fair value measurements.

/s/ KPMG LLP

Jackson, Mississippi
February 25, 2010